Exhibit 1.1

New York Mortgage Trust, Inc.

AMENDMENT NO. 1

TO

EQUITY DISTRIBUTION AGREEMENT

September 10, 2018

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Ladies and Gentlemen:

Reference is made to the Equity Distribution Agreement, dated August 10, 2017 (the “Equity Distribution Agreement”), between New York Mortgage Trust, Inc., a Maryland corporation (the “Company”), and Credit Suisse Securities (USA) LLC (the “Placement Agent”), pursuant to which the Company agreed to sell through the Placement Agent, acting as agent and/or principal, shares of the Company’s common stock, par value $0.01 per share, having a maximum aggregate sales price of up to $100,000,000. All capitalized terms used in this Amendment No. 1 to the Equity Distribution Agreement between the Company and the Placement Agent (this “Amendment”) and not otherwise defined herein shall have the respective meanings assigned to them in the Equity Distribution Agreement. The Company and the Placement Agent agree as follows:

A.                                    Amendments to Equity Distribution Agreement.  The Equity Distribution Agreement is amended as follows:

1.                                      The first sentence of the first paragraph of Section 1 of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it may issue and sell through the Placement Agent, acting as agent and/or principal, shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having a maximum aggregate sales price of up to $177,087,818 (the “Securities”); provided, however, that in no event shall the Company issue or sell through the Placement Agent such number or dollar amount of Securities that would (i) exceed the number or dollar amount of shares of Common Stock registered on an effective registration statement pursuant to which the offering is being made, (ii) exceed the number of authorized but unissued shares of Common Stock under the Company’s charter, (iii) exceed the number or dollar amount of shares of Common Stock permitted to be sold under Form S-3 (including General Instruction I.B.6 thereof, if applicable) or (iv) exceed the number or dollar amount of shares of Common Stock for which the Company has filed one or more Prospectus Supplements (defined below) (the lesser of (i), (ii), (iii), and (iv), the “Maximum Amount”).”

2.                                      The first sentence of the second paragraph of Section 1 of the Equity Distribution Agreement shall be amended to replace “(File No. 333-213316)” with “(File No. 333-226726)”.

3.                                      The second sentence of the second paragraph of Section 1 of the Equity Distribution Agreement shall be amended to replace “August 25, 2016” with “August 9, 2018”.

4.                                      The first sentence of Section 5(a)(35) of the Equity Distribution Agreement shall be amended to replace “December 31, 2016” with “December 31, 2017” and to replace “December 31, 2017” with “December 31, 2018”.

5.                                      Section 5(a)(36) of the Equity Distribution Agreement is hereby deleted and replaced with the following:

“Investment Management. The investment management agreement, by and between Headlands Asset Management, LLC (“Headlands”) and NYMT Loan Financing, LLC (the “Headlands Management Agreement”) provides that Headlands provides investment management services to the Company with respect to residential mortgage loans purchased pursuant to the Headlands Management Agreement and real estate or other assets owned due to the foreclosure or other liquidation of such residential mortgage loans. Each of NYMT Loan Financing, LLC and, to the Company’s knowledge, Headlands is, as of the date hereof, in compliance in all material respects with the terms of the Headlands Management Agreement and no circumstances exist that would entitle Headlands to terminate such agreement other than pursuant to Section 9.1 of the Headlands Management Agreement.”

6.                                      The first sentence of the Form of Placement Notice attached as Exhibit A to the Equity Distribution Agreement shall be amended to add “, as amended on September 10, 2018” immediately before “(the “Agreement”)”.

7.                                      “Kevin M. Donlon, President, kdonlon@nymtrust.com” shall be deleted from Exhibit B to the Equity Distribution Agreement.

8.                                      The second sentence of the Form of Officer’s Certificate attached as Exhibit F to the Equity Distribution Agreement shall be amended to add “, as amended on September 10, 2018” immediately before “(the “Equity Distribution Agreement”)”.

B.                                    New Registration Statement Covered by Equity Distribution Agreement.  The parties to this Amendment agree that from and after the initial filing of a Prospectus Supplement to the base prospectus included as part of the registration statement on Form S-3 (File No. 333-226726) filed with the Commission by the Company on August 9, 2018, all references to “Registration Statement” included in the Equity Distribution Agreement shall be deemed to include such registration statement on Form S-3 (File No. 333-226726), including a base prospectus, relating to, among other securities of the Company, the Common Stock, including the Securities to be issued from time to time by the Company, and the documents that the Company has filed or will file in accordance with the provisions of the Exchange Act that are or will be incorporated by reference in such registration statement, and all references to “base prospectus” included in the Equity Distribution Agreement shall be deemed to include the final form of prospectus, including all documents incorporated therein by reference, included in such registration statement at the time of the initial filing of a Prospectus Supplement to the base prospectus included as part of such registration statement. For the avoidance of confusion, all references to “Registration Statement” included in the Equity Distribution Agreement relating to the offer and sale of any Securities or such other relevant action that occurred prior to the filing with the Commission of the registration statement on Form S-3 (File No. 333-226726) shall be deemed to refer to the Company’s registration statement on Form S-3 (File No. 333-213316), including a base prospectus, relating to, among other securities of the Company, the Common Stock, including the Securities, including all documents incorporated by reference therein.

C.                                    Prospectus Supplement.  The Company agrees to file a 424(b) Prospectus Supplement reflecting this Amendment within two business days of the date hereof.

D.                                    No Other Amendments.  Except as set forth in Part A above, all the terms and provisions of the Equity Distribution Agreement shall continue in full force and effect.

E.                                     Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

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If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this Amendment, along with all counterparts, will become a binding agreement by and between the Placement Agent and the Company in accordance with its terms.

Very truly yours,

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Steven R. Mumma
Name: Steven R. Mumma
Title: Chief Executive Officer

CONFIRMED AND ACCEPTED, as of the date first above written:

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Craig Wiele
Name: Craig Wiele
Title: Managing Director